SOFTWARE DISTRIBUTION AGREEMENT

This Software Distribution Agreement ("Agreement") is made between WordLogic ("Software Owner") and Handango, Inc. ("Publisher") (each, a "Party"; together, the "Parties").

Grant and Reservation of Rights.

License to Use & Distribute. Software Owner grants Publisher and Publisher's authorized sales agents ("Channel Partners") the right and license to use, distribute, copy (in connection with electronic distribution only), market and license in any media throughout the world (including CDs, Springboard modules, CompactFlash cards, the world wide web, and other commercially acceptable means) the computer programs and user manuals (collectively, "Software"), now or later owned by Software Owner.

Trademark License. Software Owner grants Publisher a nonexclusive, worldwide, royalty-free right and license to use its trademarks, trade names, service marks, logos or other identifying or distinctive marks (collectively, "Marks"), provided that Publisher will comply with Software Owner's trademark usage guidelines.

Distribution. Publisher, at its sole discretion and at any time, may refuse to distribute any piece of Software from Software Owner that it deems inappropriate. In addition, Publisher, at its sole discretion and at any time, reserves the right to choose which Value Added Channel or Channels, as described in Exhibit B ("Channels"), if any, to distribute the Software.

Demonstration License. Software Owner grants Publisher a royalty-free nonexclusive right and license to use, publicly display, publicly perform, and duplicate the Software either directly by Publisher's employees or through Publisher's Channel Partners solely for the purpose of marketing or demonstrating the Software to prospective customers. Such marketing or demonstration efforts may include demonstrating the Software online via an Internet accessible emulation device, webcasting, or other means.

Suites. Publisher reserves the right to ask Software Owner to refrain from incorporating the word "Suite" in the Software name. Upon receipt of this request in writing, Software Owner must make any necessary changes to the Software within twenty-one (21) days.

Obligations of Software Owner. Software Owner will not forward the Customer Information it receives from Publisher (as defined in Section 3(c)) to any third parties. Unless otherwise noted, Software Owner will provide, at no charge, to Publisher or, where applicable, the customer, the following: Promotional Material. Marketing materials and user manuals in all reasonably available media for use, at the Publisher's sole discretion, in marketing, installing or using the Software.

Software Distribution. The Software in a form suitable for electronic reproduction and distribution. Before delivering any computer program to Publisher, Software Owner must first test the computer program to ensure it is, to a reasonable extent, free of defects.

Bug Fixes. Bug fixes or software patches as are reasonably required to ensure proper operation of the Software in accordance with its accompanying documentation.

Enhancements. Upgrades or enhancements for the Software within fourteen (14) days of their release, provided that the Software Owner may, at its sole discretion, charge customers for such upgrades or enhancements.

Customer Support. Technical support that is accessible via e-mail or telephone during normal business hours to customers who purchase the Software. The level of support must, at a minimum,

be in accordance with Software Owner's support policies then in effect.

Volume Pricing. Software Owner will provide Publisher with a volume pricing model for all Software unless Software Owner elects to use Publisher's standard volume pricing model for any Software. Consistent with the foregoing, if Software Owner does not supply Publisher with a volume pricing model for any Software, Publisher and Publisher's Channel Partners may use Publisher's standard volume pricing model for sales of that Software in multiple quantities. The volume pricing model used for sales of Software in multiple quantities will determine the suggested retail price ("SRP") for the Software. Software Owner may view Publisher's standard volume pricing model through Software Owner's online account with Publisher accessible via Publisher's website, and Publisher may update Publisher's standard volume pricing model at its sole discretion and at any time.

Obligations of Publisher.

Marketing. Publisher will bear all expenses for its operation and staff. Publisher will advertise and promote the Software at Publisher's sole discretion and expense.

Publisher's Services. Publisher will use reasonable efforts to provide installation assistance, technical training for end-users and first level support and maintenance services, which will include resolving problems not primarily caused by the Software's malfunction.

Reports. Publisher will use reasonable efforts to provide Software Owner on a monthly basis an Invoice Report that identifies the number of customers who purchased the Software and have submitted payment to Publisher and the customer name and contact information (collectively, "Customer Information"), provided Software Owner is not in breach of any of its obligations. Returns. Returns from customers will be made in accordance with Publisher's Return Policy as described on Publisher's website at www.handango.com, which Return Policy may be updated by Publisher at its sole discretion and at any time.

Payment.

Invoice Procedure. Publisher will invoice its customers and collect all amounts due.

Payments. For each customer of Publisher that purchases the Software, Publisher will remit the amounts due Software Owner pursuant to the terms set forth in Exhibit A ("Software Partner Program"), less any taxes Publisher withholds, within one (1) month after the close of any month in which Publisher receives full payment from that customer. Consistent with the foregoing, Publisher need not remit payment to Software Owner for Publisher's internal installation or use of the Software or for any unpaid purchases. Returns from customers will be credited against sales of Software. If Publisher fails to pay any amounts when due, Publisher shall pay Software Owner interest on the unpaid amount at the rate of twelve percent (12%) per annum.

Verification. Software Owner may, once every twelve (12) months and at its sole expense, hire an independent accountant to audit Publisher's financial records to the extent reasonably necessary to verify Publisher's compliance with its payment obligations under this Agreement. Notwithstanding the foregoing, any financial records not audited within a twelve (12) month period will be deemed accurate and not subject to review. Should such audit discover a discrepancy of ten percent (10%) or more in the Software Owner's favor, Software Owner shall be reimbursed for the costs of such audit, in addition to receiving the adjusted payment.

Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS) IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE FURNISHING, FUNCTIONING, USE, DISTRIBUTION OR MARKETING OF THE SOFTWARE OR ANY RELATED ITEM OR SERVICE PROVIDED

BY SOFTWARE OWNER OR PUBLISHER.

Terms and Termination.

In General. This Agreement commences on the date of the last signature, electronic via online acceptance or otherwise, and shall remain in effect for twelve (12) months (the "Term"). This Agreement automatically renews for successive twelve (12) month periods (the "Renewals"), unless either party notifies the other party in writing, at least sixty (60) days before the end of the Term or any Renewals, of its election not to renew. Either party may terminate this Agreement by giving the other party thirty (30) days prior written notice based on any of the following: (i) the other party's failure to comply with any term of this Agreement within thirty (30) days after written notification; or (ii) the other party's insolvency or the filing of any proceeding by or against that party seeking relief from creditors.

Termination. Either party may terminate this Agreement at any time by giving the other party ninety (90) days prior written notice based on any reasoning not listed in 6a (i) or 6a(ii) of this Agreement. Final Termination Reports. Within thirty (30) days of termination of this Agreement, Publisher shall provide Software Owner with a statement of all sums due to Software Owner under this Agreement.

Rights and Duties Upon Termination. In the event of expiration or termination of this Agreement: (i) Publisher shall not license, sell or otherwise dispose of the Software to any third party after such expiration or termination; and (ii) the Software Owner shall be responsible for continued support of past and future sales of the Software.

Return of Software. Upon termination or expiration of this Agreement, Publisher shall deliver to Software Owner all Software, including code and documentation, covered by this Agreement or destroy or erase any versions of such material which cannot be returned to Software Owner. Survival. The provisions of Sections 5, 6c, 6d, 6e, 6f, 7, 8, 9a, 9b, 9d, 9f, and the representations made at the end of this Agreement and in Exhibit A to this Agreement will survive any termination of this Agreement.

Proprietary Rights.

Ownership by Software Owner. The parties agree that Software Owner owns all proprietary rights, including copyrights, patents, trademarks, and trade secrets, in and to the Software and that this Agreement does not transfer ownership of any of these rights.

Ownership by Publisher. The parties agree that Publisher owns all proprietary rights, including copyrights or trademarks, in any marketing materials created, modified or otherwise prepared by Publisher which may contain Software Owner's proprietary materials, including copyrights or trademarks.

Warranties and Indemnification.

General Warranties. Each party warrants that it has the full power, legal right and authority to enter into this Agreement and perform its obligations hereunder.

Warranties by Software Owner. Software Owner warrants that all Software are, as far as Software Owner can reasonably determine, free of any viruses, Trojan horses, trap doors, back doors, Easter eggs, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, interfere with, intercept, or expropriate any system data or personal information.

Furthermore, Software Owner warrants that it has used commercially reasonable means to determine if the Software infringes upon any patent, copyright, trade secret, or any other third party personal or proprietary right, and has determined that the Software provided to Publisher pursuant to this Agreement does not violate any third party's intellectual property rights.

Duty to Indemnify. Software Owner shall indemnify and hold harmless Publisher, as well as Publisher's Channel Partners that resell the Software, against any and all liability, suits, claims, losses, damages and judgments, and shall pay all costs (including reasonable attorney's fees) and damages to the extent that such liability, costs or damages arise from a claim that the Software infringes any patent, copyright, trade secret, or any other third party personal or proprietary right. Software Owner's obligations under this Section are conditioned upon it being given prompt notice of each such claim received in writing by Publisher. Publisher shall indemnify and hold harmless Software Owner against any and all liability, suits, claims, losses, damages and judgments, and shall pay all costs (including reasonable attorney's fees) and damages to the extent that such liability, costs or damages arise from a claim that the Publisher infringes any patent, copyright, trade secret, or any other third party personal or proprietary right. Publisher's obligations under this Section are conditioned upon it being given prompt notice of each such claim received in writing by Software Owner.

General Provisions.

Notices. All notices under or relating to this Agreement may be sent by e-mail or by registered mail to the address below or to any other address the party may designate in writing.

Notices to Publisher: (see Publisher's website at www.handango.com for Publisher's contact information) Notices to Software Owner: (see contact information below) Integration. This Agreement and its exhibit(s), attachments, and/or addenda, if any, set forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and negotiations with respect to the subject matter hereof.

Amendment. Publisher may, from time to time, modify the terms of this Agreement by: (i) posting the revised agreement on Publisher's website and notifying Software Owner of the change by e-mail; (ii) forwarding a copy of the revised Agreement to Software Owner, whether electronically or through a postal service; or (iii) any other means reasonably calculated to inform Software Owner of the terms of the revised agreement. Unless Software Owner objects to the revised agreement in writing to Publisher within thirty (30) days of receiving notice of the change, in which case no revision will take effect, Software Owner will be deemed to have accepted the terms of the revised Agreement and the as-revised Agreement will take effect and be binding on both parties at the end of Software Owner's thirty (30) day objection period. No modification, amendment, supplement to or waiver of any provision of this Agreement shall be binding upon the Parties unless in writing and accepted by Software Owner in the manner described above or signed by both Parties.

Governing Law. This Agreement is to be construed in accordance with the law of the United States of America and, in particular, the State of Texas. Any dispute or litigation based on, related to or arising out of this Agreement must be brought and maintained in Dallas, Texas, U.S.A., before a court of competent jurisdiction. Each party consents to the personal jurisdiction of the State of Texas, acknowledges that venue is proper in any of its state or federal courts, and waives any objection it has or may have in the future with respect to any of the above.

Acquisition. Neither party may assign this Agreement, or sublicense, assign or delegate any right or duty hereunder, without the prior written consent of the other; except that either party may assign its rights and obligations under this Agreement to any third party in connection with any merger, sale of assets or other reorganization or consolidation transaction, provided that the third party to whom the rights will be assigned first agrees in writing to assume the assigning party's obligations under this Agreement.

Legal Effect. A printed version of this Agreement and of any notice given in electronic form shall be admissible in judicial or administrative proceedings based upon or relating to this Agreement to the same extent and subject to the same conditions as other business documents and records originally generated and maintained in printed form.

Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. For the purposes hereof, a facsimile copy of this Agreement including the signature pages hereto, shall be deemed an original.

BY COMPLETING THE INFORMATION OR CLICKING THE "I AGREE" BUTTON BELOW, YOU REPRESENT AND WARRANT THAT THE INFORMATION PROVIDED BELOW IS TRUE AND ACCURATE, YOU ARE AT LEAST 18 YEARS OLD, AN AUTHORIZED REPRESENTATIVE OF THE SOFTWARE OWNER AND HAVE THE POWER AND

AUTHORITY TO ENTER INTO AND BIND SOFTWARE OWNER TO THIS AGREEMENT. YOU AND THE SOFTWARE OWNER, ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT (WHICH INCLUDES ALL EXHIBITS), UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

Exhibit A

SOFTWARE PARTNER PROGRAM

All trial versions of the Software provided by Software Owner pursuant to this Agreement must clearly direct the customer only to the Publisher to register and/or purchase the Software. The reference to the Publisher within the trial version of the Software must include the main URL of Publisher's website at www.handango.com or a specific web page accessible through www.handango.com and must be displayed, at a minimum, in the registration screen(s). If any Software does not contain a registration screen, then the reference and link to the Publisher and the Publisher's website must be displayed in all comparable introductory or informational screens. Consistent with the foregoing, Publisher grants to Software Owner a limited royalty-free nonexclusive and non-transferable license to incorporate and display the Publisher's Marks in the Software computer programs.

For any Software sold through Publisher's Basic or Value Added Channels (Basic and Value Added Channels are listed in Exhibit B), Publisher will purchase the Software at a cost equal to a product of the Software's SRP multiplied by the percentage of the Software's SRP owed to Software Owner as a royalty. Software Owner will provide the SRP for all Software being distributed pursuant to this Agreement. At no time shall the Software's SRP provided to Publisher be higher than the Software's SRP provided to other distributors. The actual retail price of the Software to be determined by Handango may differ from the SRP provided by Software Owner.

During the first year that any Software is sold through Publisher's Basic or Value Added Channels, Publisher shall pay Software Owner a royalty for each sale equal to percentages of the Software's SRP according to the following table:

Basic Channels:
70%
Value Added Channels:
70% for sales up to and including $10,000 per year
60% for sales over $10,000 up to and including $50,000 per year
50% for sales over $50,000 up to and including $100,000 per year; and
40% for sales over $100,000 per year.

In the first calendar year of this agreement, Software Owner's Royalty for Value Added Channel sales will be adjusted according to the table set forth above based on the aggregate dollar sales transacted through all of the Value Added Channels. In all subsequent years of this Agreement, Software Owner's Royalty for Value Added Channel sales will be set at the royalty level achieved in the prior calendar year (based on the prior year's volume sales) and will remain fixed at that royalty level throughout that calendar year until Value Added Channel sales reach the next highest level in the table above at which time the Software Owner's Royalty for Value Added Channel sales will be adjusted. If aggregate dollar sales transacted through all of the Value Added Channels in any calendar year is less than the amount in the prior calendar year, Software Owner's royalty will increase according to the table set forth above and begin in the subsequent calendar year.

Thus, by way of example, if the aggregate sales volume of all Software through all Value Added Channels is $40,000 in year one of this Agreement, then the Software Owner's Royalty for the following year will be set initially at 60% for all sales through Value Added Channels. If the aggregate sales volume of all Software through all Value Added Channels is $60,000 in year two, then the Software Owner's Royalty will be set initially at 50% for all sales through Value Added Channels in year three. If the aggregate sales volume of all Software through all Value Added Channels is $40,000 in year three, then the Software Owner's Royalty will be set initially at 60% for all sales through Value Added Channels in year four.

IT IS THE PARTIES' EXPRESS INTENT TO CONCLUDE AND BE BOUND BY THE TERMS OF THIS AGREEMENT EVEN IF A COURT OF COMPETENT JURISDICTION FINDS THE AGREEMENT DOES NOT FIX THE PRICE(S) FOR THE SOFTWARE TO BE DISTRIBUTED UNDER THIS AGREEMENT.

Exhibit B

CHANNELS

Publisher's main website, www.handango.com, is a Basic Channel.

Publisher's Value Added Channels include, but are not limited to, the following:

CompuCom, Microsoft, Palm, Palm Europe, Palm Germany, Palm France, Compaq, Handango Germany, Tucows, Franklin-Covey, Sony, MSN, Software Spectrum, Mobile Planet, Mobile Planet France, Sarcom, PDABuzz, Vis-à-vis, Avant Go, Enable Systems, Yahoo!, Lycos, Lycos Germany, Dabs, Psion, Expansys, Jungle, and Casio.

Value Added Channels will include, at a minimum, Publisher's sales team, certain websites with whom Publisher has special arrangements, or other means of distribution that Publisher may reasonably designate. The list of channels set forth above is not exhaustive and Software Owner will be notified by reasonable means, including the Publisher's electronic newsletters, when Publisher establishes or opens new distribution channels or re-designates existing channels in Publisher's sole and reasonable discretion (either from Basic to Value Added or vice versa). Publisher will not redesignate a Basic Channel to a Value Added Channel without a change in the conditions in which Software is distributed through that Basic Channel (such changes may include, but is not limited to, an increase in distribution cost or other resources required to maintain that distribution channel). Publisher reserves the right to establish new distribution channels with terms that differ from the terms of the Basic and Value Added Channels set forth in Exhibit A. In accordance with Section 9c, Publisher will notify Software Owner in writing of any such channel and the associated terms, and Software Owner may accept or decline the terms that apply to such channel.

ADDENDUM ONE TO SOFTWARE DISTRIBUTION AGREEMENT

     This Addendum One to Software Distribution Agreement (“Addendum”) is entered into as of November 16, 2001 (the “Effective Date”), by and between WordLogic Corporation (“Software Owner”) and Handango, Inc. (Distributor”).

1.	Grant of Rights. Software Owner grants Distributor an exclusive license to sell and deliver Software and Physical Delivery Products via Software Owner’s website and a non-exclusive license to sell and deliver Software and Physical Products via channels other than Software Owner’s website.

2.	Launch Date. “Launch Date” means the date the Distributor’s e-commerce solution as described in Section 3 is first made commercially available at Software Owner’s website. The intended Launch Date is currently November 15, 2001.

3.	Obligations and Rights of Distributor.
a.	Services Provided. Distributor will build, integrate and maintain a backend e-commerce solution including, but not limited to, timely and accurate maintenance of Software Owner’s product line, choice of shipping method, End-User customer service, real-time and bi-weekly sales reporting, manage related tax and compliance issues, provide a secure order process, fraud protection, order fulfillment, and a merchant account for Software Owner. Software Owner hereby grants Distributor the right to use its copyright and trademark for the limited purpose of creating, integrating and maintaining the e-commerce solution.

	b.	Returns. Returns from customers may be made in accordance with Distributor’s Return Policy as described on Distributor’s website, which may be updated from time to time by Distributor.
c.	Continuity of Service. Distributor shall make commercially reasonable efforts to maintain the availability of on-line ordering and processing. Software Owner acknowledges that periodic server and network failures are unavoidable and thus will not hold Distributor liable for damages or losses incurred as a result of such failures, except as agreed herein. Distributor shall ensure that the monthly average for uptime, where the Response Time and Page Generation Time shall be described herein, shall be no less than 99.8% (which does not include Handango’s scheduled downtimes for maintenance which Handango will not exceed three (3) hours per week).

4.  Obligations and Rights of Software Owner.

a.

Links. Software Owner agrees to maintain the necessary hyper-link(s) from Software Owner’s designated sales page(s) to Distributor’s appropriate Web page(s).

5.  Price and Payment

a.

Payments. Distributor will remit to Software Owner 85% of the total sales transaction amount for each Software sales that occurs at Software Owner’s website of Software Owner’s Software. The parties agree to the price discount schedules for the Physical Delivery products set forth in Exhibit A. Revisions to the payment terms and price discount schedules of this Addendum shall take effect only after the prior written consent of both parties has been obtained.

6.  Term and Termination Rights.

a.

In General. The initial term of this Addendum will commence on the Effective Date and will continue for a period of one (1) year (the “Term”) after the Launch Date. This Addendum automatically renews for successive one (1) year periods (the “Renewals”), unless either party notifies the other party in writing, at least sixty (60) days before the end of the Term or Renewals, of its election not to renew. Either party may terminate this Addendum by giving the other party ninety (90) days prior written notice based on any of the following: (i) the other party’s failure to comply with any terms of this Agreement within thirty (30) days after written notification; or (ii) the other party’s insolvency or the filing of any proceeding by or aginst that party seeking relief from creditors.

7.	Physical Delivery Products
a.	In General. Physical Delivery Products include computer hardware, peripherals, accessories, parts and other goods in boxed packages, and copies of computer software (e.g., programs and databases) and related user guides, reference manuals and other documentation in sealed packages that include the diskette or cd roms and documentation.

AGREED:
SOFTWARE OWNER:		DISTRIBUTOR:
WordLogic Corporation		Handango, Inc.
Signature	/s/ Mark Dostie	Signature	/s/ Alana McIntyre

Title	Chief Technical Officer	Signature	Business Development Associate

Address	#2400-650 W. Georgia Street	Address	305 Northeast Loop 820
	Vancouver, B.C.	Signature	Hurst, Texas 76053
Date	November 15, 2001	Date	November 15, 2001
Exhibit A
Physical Delivery Products
Physical Delivery Product(s)	MSRP	Reseller Price ($ amount)

N/A	N/A	N/A

AMENDMENT ONE TO ADDENDUM TO SOFTWARE DISTRIBUTION AGREEMENT

(CD-ROM PROMOTION)

This Amendment One to Addendum to Software Distribution Agreement (CD-ROM Promotion) (“Addendum”) between WordLogic Corporation (“Software Owner”) and Handango, Inc. (“Publisher”) is entered into as of March 1, 2002.

The following Section shall be added to the Addendum as sections 3.d:

3. Obligations and Rights of Publisher.

     d. Marketing. The minimum amount (US dollars) of marketing expenditures for the distribution of CD-ROMS as described in this Section 3(d) and provided to Software Owner by Publisher during the Term of this Addendum shall be $5,000. Publisher shall participate with an Original Equipment Manufacturer (OEM) partner in the production or distribution of CD-ROMS targeted at users of certain handheld devices manufactured by the OEM partner, and Publisher shall promote Software on CD-ROMS and provide end users of the CD-ROM a link to the relevant Handango web site to purchase Software Owner’s products.

The following Section shall be added to the Addendum as Section 5.b:

5. Payment.

     b. Payments. Notwithstanding Section 5.a to the contrary, beginning on the first date the CD-ROMS referenced in Section 3.d of this Amendment ship to users, within (1) month after the last day of any month in which Publisher receives any payment for Software sales that occur at Software Owner’s website through Publisher’s ecommerce services, Publisher shall pay Software Owner a royalty for each Software sale equal to 50% of the Software’s Suggested Retail Price (“SRP). Software Owner’s payment for such Software sales shall return to its previous amount of 85%, as set forth in Section 5.a, when the CD-ROM promotion described above ends. Returns from customers will be credited against sales of Software. Revisions to these payments terms shall take effect only after the prior written consent of both Parties has been obtained.

The following Section shall be added to the Addendum as Section 8:

8. Notification. By March 15, 2002, Publisher shall notify Software Owner in writing of the OEM partner, the specific handheld devices with which the CD-ROMS referenced in this Amendment are shipped, and the first date the CD-ROMS referenced in this Amendment will ship to end users.

The following Section shall be added to this Addendum as Section 9:

9. Distributor agrees that it shall not use the Software or Physical Delivery Products in any way except as set forth in the original agreement, the Addendum and this Amendment. Distributor agrees that it shall not disclose proprietary and/or confidential information of Software Owner to any third party without Software Owner’s prior written consent.

All capitalized terms not otherwise defined herein shall have those meanings ascribed to them in the original agreement or the Addendum. Except as expressly set forth herein, all terms and conditions of the Software Distribution Agreement and the Addendum shall remain unchanged and in full force and effect.

AGREED:

“SOFTWARE OWNER”	“PUBLISHER”

WordLogic Corporation	Handango, Inc.

By: /s/ T. Allen Rose	By: /s/ Eric Matzinger

Name: T. Allen Rose	Name: Eric Matzinger

Title: Chief Financial Officer & Director	Title: Senior Director of Business Development

Address: #2400 – 650 West Georgia Street	Address: 305 NE Loop 820, Suite 200
Vancouver, BC, Canada, V6B 4N7	Hurst, TX 76053

Date: March 5, 2002	Date: March 5, 2002